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Exhibit 2.2

EXECUTION VERSION

PURCHASE AND SALE AGREEMENT AND JOINT ESCROW INSTRUCTIONS

by and between

SC MERGER SUB LLC,

as Seller,

and

SENIOR HOUSING PROPERTIES TRUST,

as Purchaser

August 30, 2014

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ii

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 PURCHASE AND SALE AGREEMENT

        THIS PURCHASE AND SALE AGREEMENT AND JOINT ESCROW INSTRUCTIONS is made as of August 30, 2014, by and between SC MERGER SUB LLC, a Maryland limited liability company ("Seller"), and SENIOR HOUSING PROPERTIES TRUST, a Maryland real estate investment trust ("Purchaser").

WITNESSETH:

        WHEREAS, concurrently with the execution of this Agreement, Seller, Select Income REIT, a Maryland real estate investment trust ("Parent"), and Cole Corporate Income Trust, Inc., a Maryland corporation that has elected to be treated as a real estate investment trust for U.S. federal income tax purposes (the "Company"), have entered into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), which provides for, on the terms and subject to the conditions set forth therein, the merger of the Company with and into Seller (which is a wholly owned subsidiary of Parent), with Seller being the surviving entity;

        WHEREAS, the Company (directly and indirectly) owns all of the partnership interests in Cole Corporate Income Operating Partnership, LP, a Delaware limited partnership ("Cole"), which partnership interests are comprised of a 99.9% general partnership interest owned directly by the Company and a 0.1% limited partnership interest owned by CRI CCIT, LLC, a Delaware limited liability company ("CRI"), which is a wholly owned subsidiary of the Company, and, upon the consummation of the transactions contemplated by the Merger Agreement, Cole and CRI will be wholly and directly owned by Seller;

        WHEREAS, Cole directly owns one hundred percent (100%) of the limited liability company membership interests and the limited and general partnership interests, as applicable (in each case, the "Interests") in each of the entities listed on Schedule 6.1(b) (each, a "Property Owner" and collectively, the "Property Owners"); and

        WHEREAS, upon the closing of the Merger Agreement, Seller wishes to transfer and sell to Purchaser, and Purchaser desires to purchase, the Interests, subject to and upon the terms and conditions hereinafter set forth herein;

        NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the mutual receipt and legal sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

  SECTION 1.    DEFINITIONS; INTERPRETATION.

        Section 1.1    Defined Terms.    Capitalized terms used in this Agreement shall have the meanings set forth below:

        "AAA" has the meaning set forth in Section 12.16(a).

        "Affiliate" has the meaning set forth in the Merger Agreement; provided neither Parent nor Seller nor any of their respective subsidiaries shall be considered an Affiliate of Purchaser or any of its subsidiaries.

        "Agreement" means this Purchase and Sale Agreement, together with any exhibits and schedules attached hereto, as it and they may be amended from time to time as herein provided.

        "Anticipated Closing Date" has the meaning set forth in Section 2.2(a).

        "Award" has the meaning set forth in Section 12.16(e).

        "Benefit Plan" has the meaning set forth in the Merger Agreement.

        "Business Day" has the meaning set forth in the Merger Agreement.

        "Closing" has the meaning set forth in Section 2.3.

        "Closing Costs" has the meaning set forth in Section 9.2.

        "Closing Date" has the meaning set forth in Section 2.3.

        "Closing Statement" has the meaning set forth in Section 4.1(c).

        "Code" has the meaning set forth in the Merger Agreement.

        "Cole" has the meaning set forth in the recitals hereto.

        "Company" has the meaning set forth in the recitals hereto.

        "Company Advisor" has the meaning set forth in the Merger Agreement.

        "Company Advisor Group" has the meaning set forth in the Merger Agreement.

        "Company Advisor Related Agreement" has the meaning set forth in the Merger Agreement.

        "Company Financial Statements" has the meaning set forth in the Merger Agreement.

        "Company Material Adverse Effect" has the meaning set forth in the Merger Agreement.

        "Company Permitted Liens" has the meaning set forth in the Merger Agreement.

        "Company SEC Documents" has the meaning set forth in the Merger Agreement.

        "Company Subsidiary" has the meaning set forth in the Merger Agreement.

        "Contract" has the meaning set forth in Section 6.13(a).

        "CRI" has the meaning set forth in the recitals hereto.

        "Disputes" has the meaning set forth in Section 12.16(a).

        "Effective Time" has the meaning set forth in the Merger Agreement.

        "Environmental Law" has the meaning set forth in the Merger Agreement.

        "Environmental Permit" has the meaning set forth in the Merger Agreement.

        "Enterprise Value" means the sum of (i) the aggregate value of the Merger Consideration plus (ii) the principal amount of all Indebtedness of the Company, in each case as measured as of the date hereof and based on the closing price per Parent Common Share on the New York Stock Exchange (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source mutually selected by Parent and Purchaser) for the last full trading day ending immediately prior to the date hereof.

        "Equity Interests" means, with respect to any Person, any and all shares, interests, participations, rights in or other equivalents of such Person's capital stock, registered capital, partnership interests, membership interests or other equivalent equity or ownership interests and any rights, warrants or options exchangeable or exercisable for or convertible into such capital stock or other equity or ownership interests.

        "ERISA Affiliate" has the meaning set forth in the Merger Agreement.

        "Escrow Agent" means the Exchange Agent, or another escrow agent reasonably acceptable to Purchaser and Seller.

        "Escrow Funds" shall have the meaning set forth in Section 2.2(b).

        "Exchange Agent" has the meaning set forth in the Merger Agreement.

        "Existing Credit Agreement" has the meaning set forth in the Merger Agreement.

        "Expenses" has the meaning set forth in the Merger Agreement.

        "GAAP" means the United States generally accepted accounting principles.

        "Governmental Entity" has the meaning set forth in the Merger Agreement.

        "Hazardous Substances" has the meaning set forth in the Merger Agreement.

        "Indebtedness" has the meaning set forth in the Merger Agreement.

        "Intangible Property" means all of that certain intangible property, owned, used or held for use solely by any Property Owner in connection with any Property.

        "Interests" has the meaning set forth in the recitals hereto.

        "Interest Assignments" has the meaning set forth in Section 4.1(b).

        "IRS" has the meaning set forth in the Merger Agreement.

        "Knowledge" with respect to the Company, has the meaning set forth in the Merger Agreement.

        "Law" means any statute, code, rule, regulation, order, ordinance, judgment or decree or other pronouncement of any Governmental Entity having the effect of law.

        "Leases" has the meaning set forth in Section 6.18(e).

        "Legal Proceeding" has the meaning set forth in Section 6.10.

        "Lien" has the meaning set forth in the Merger Agreement.

        "Material Adverse Effect" means any event, circumstance, change, state of fact, development or effect that individually or in the aggregate with any other event(s), circumstance(s), change(s), state(s) of fact, development(s) or effect(s) is, or would reasonably be expected to be, material and adverse to the business, assets, properties, liabilities, operations, financial condition or results of operations of the Property Owners taken as a whole; provided, however, that "Material Adverse Effect" shall not include any event, circumstance, change, state of fact, development or effect to the extent arising out of or resulting from (i) any changes in the general conditions that affect the commercial real estate REIT industry, (ii) any changes in the United States or global economy or capital, financial or securities markets generally, including changes in interest or exchange rates, (iii) the commencement, escalation or worsening of a war or armed hostilities or the occurrence of acts of terrorism or sabotage, (iv) the taking of any action expressly required by or the failure to take any action expressly prohibited by, this Agreement, (v) earthquakes, hurricanes, floods or other natural disasters, (vi) any damage or destruction of any Property that (A) is substantially covered by insurance and (B) does not give rise to the right of any tenant to terminate its lease of such Property or any significant portion thereof, and (vii) changes in Law or GAAP or the interpretation thereof, which in the case of each of clauses (i), (ii), (iii), (v) and (vi) do not disproportionately affect the Property Owners, taken as a whole, relative to other companies operating in the industries in which the Property Owners operate.

        "Material Contract" has the meaning set forth in Section 6.13(b).

        "Merger" has the meaning set forth in the Merger Agreement.

        "Merger Agreement" has the meaning set forth in the recitals hereto.

        "Merger Consideration" has the meaning set forth in the Merger Agreement.

        "Parent" has the meaning set forth in the recitals hereto.

        "Parent Common Shares" has the meaning set forth in the Merger Agreement.

        "Parent's Expenses" means the Expenses of Parent, but not including any Purchaser's Expenses which Parent may be obligated to reimburse pursuant to Section 11.2.

        "Parent Termination Payment" has the meaning set forth in the Merger Agreement, but without any reduction thereto for the Parent Expense Amount previously paid by the Company to Parent.

        "Party(ies)" means a party or the parties to this Agreement.

        "Payoff Letters" has the meaning set forth in the Merger Agreement.

        "Permits" has the meaning set forth in Section 6.17(b).

        "Person" has the meaning set forth in the Merger Agreement.

        "Personal Property" means all of that certain tangible personal property, owned, used or held for use by any Property Owner, and situated at the applicable Property (other than property owned by tenants and used or held in connection with the applicable tenancy and other than property owned by any third-party managers).

        "Property(ies)" has the meaning set forth in Section 6.18(a).

        "Property Owner" has the meaning set forth in the recitals hereto.

        "Purchaser" has the meaning set forth in the introductory paragraph of this Agreement, together with any permitted successors and assigns.

        "Purchase Price" means Five Hundred Thirty-Nine Million Dollars ($539,000,000).

        "Purchaser's Expenses" has the meaning set forth in Section 11.2.

        "Purchaser's Knowledge" means the actual knowledge of any executive officer of Purchaser.

        "Representatives" has the meaning set forth in the Merger Agreement.

        "Rules" has the meaning set forth in Section 12.16(a).

        "SEC" has the meaning set forth in the Merger Agreement.

        "Seller" has the meaning set forth in the introductory paragraph of this Agreement, together with any permitted successors and assigns.

        "Seller's Knowledge" or any other similar knowledge qualification in this Agreement with respect to Seller, shall mean the Knowledge (as that term is defined in the Merger Agreement) of Parent.

        "Seller's Maximum Liability" has the meaning set forth in Section 12.4(b).

        "Survival Period" has the meaning set forth in Section 12.4(a).

        "Tax" or "Taxes" has the meaning set forth in the Merger Agreement.

        "Tax Return" has the meaning set forth in the Merger Agreement.

        "Termination Agreement" has the meaning set forth in the Merger Agreement.

        "Title Insurance Policy" has the meaning set forth in Section 6.18(j).

        "Transactions" has the meaning set forth in the Merger Agreement.

        "Voting Debt" has the meaning set forth in Section 6.2(a).

        Section 1.2    Interpretation.    When a reference is made in this Agreement to a Section, Exhibit or Schedule, such reference shall be to a Section, Exhibit or Schedule, as applicable, of or to this Agreement unless otherwise indicated. Whenever the singular number is used, and when required by the context, the same includes the plural, and the masculine gender includes the feminine and neuter genders. Whenever the words "include", "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation." Any term defined by reference to the Merger Agreement shall have the meaning given therefor in the Merger Agreement as in effect as of the date of this Agreement. The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof. All references herein to the subsidiaries of a Person shall be deemed to include all direct and indirect subsidiaries of such Person unless otherwise indicated or the context otherwise requires. The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

  SECTION 2.    SALE AND ASSIGNMENT; CLOSING.

        Section 2.1    Sale and Assignment.    In consideration of the payment of the Purchase Price by Purchaser to Seller and for other good and valuable consideration and subject to and in accordance with the terms and conditions of this Agreement, Seller agrees to, and agrees to cause the applicable Company Subsidiary to, sell, assign, transfer and convey to Purchaser, and Purchaser hereby agrees to accept all of the right, title and interest in and to the Interests, free and clear of any Liens (other than transfer and other restrictions under applicable federal and state securities Laws).

        Section 2.2    Escrow Agent.

        (a)   Seller shall notify Purchaser of the anticipated Closing Date (an "Anticipated Closing Date"), and at least two (2) Business Days prior to such Anticipated Closing Date, Purchaser shall cause the Purchase Price to be deposited with Escrow Agent to be applied in accordance with the terms of this Agreement. Escrow Agent shall invest any funds deposited by Purchaser with Escrow Agent as reasonably directed by Purchaser and any interest earned thereon (after the payment of any Taxes imposed thereon) shall be for the benefit of Purchaser. If the Closing has not occurred within two (2) Business Days following such Anticipated Closing Date, upon Purchaser's request, Escrow Agent shall return any funds deposited by Purchaser with Escrow Agent to Purchaser; provided, however, that, so long as this Agreement has not been terminated pursuant to the terms hereof, Seller shall have the right to continue to notify Purchaser of an Anticipated Closing Date, and the provisions of this Section 2.2(a) shall continue to apply.

        (b)   The Purchase Price and any other funds deposited with Escrow Agent in connection with this Agreement (collectively, the "Escrow Funds") shall be held by Escrow Agent in trust and disposed of only in accordance with the following provisions:

            (i)  Prior to Escrow Agent's receipt of any funds hereunder, Escrow Agent shall execute and deliver to Seller and Purchaser a counterpart to this Agreement, which shall evidence Escrow Agent's agreement to hold, administer and disburse the Escrow Funds pursuant to and in accordance with the terms this Agreement.

           (ii)  At such time as Escrow Agent receives written notice from either Purchaser or Seller, or both, setting forth the identity of the party to whom such Escrow Funds (or portions thereof) are to be disbursed and further setting forth the specific section or paragraph of the Agreement pursuant to which the disbursement of such Escrow Funds (or portions thereof) is being requested, Escrow Agent shall disburse such Escrow Funds pursuant to such notice; provided, however, that if such notice is given by either Purchaser or Seller but not both, Escrow Agent shall (x) promptly notify the other party (either Purchaser or Seller as the case may be) that Escrow Agent has received a request for disbursement, and (y) withhold such disbursement until both Purchaser and Seller can agree upon a disbursement of such Escrow Funds or until any disputes, claims or controversies related to the disbursement of such Escrow Funds are finally resolved pursuant to the terms of Section 12.16, in which case such Escrow Funds shall be disbursed in accordance with such final resolution. Purchaser and Seller hereby agree to send to the other, a duplicate copy of any written notice sent to Escrow Agent and requesting any such disbursement or countermanding a request for disbursement.

          (iii)  In performing any of its duties hereunder, Escrow Agent shall not incur any liability to anyone for any damages, losses, or expenses, except for willful default or breach of trust, and it shall accordingly not incur any such liability with respect to (x) any action taken or omitted in good faith upon advice of its legal counsel given with respect to any questions relating to the duties and responsibilities of Escrow Agent under this Agreement, or (y) any action taken or omitted in reliance upon any instrument, including any written notice or instruction provided for in this Agreement, not only as to its due execution and the validity and effectiveness of its provisions but also as to the truth and accuracy of any information contained therein, which Escrow Agent shall in good faith believe to be genuine, to have been signed or presented by a proper person or persons, and to conform with the provisions of this Agreement.

        (c)   Notwithstanding the provisions of Section 2.2(b), in the event of a dispute between Purchaser and Seller sufficient, in the sole discretion of Escrow Agent, to justify its doing so, Escrow Agent shall be entitled to tender into the registry or custody of any court of competent jurisdiction the Escrow Funds, together with such legal pleadings as it may deem appropriate, and thereupon be discharged from all further duties and liabilities under this Agreement.

        Section 2.3    Purchase Price.

        (a)   Subject to Section 2.2(b), at Closing, Escrow Agent shall cause the Purchase Price to be paid to Seller by delivery of the same to an account or accounts to be designated by Seller.

        (b)   The Purchase Price shall be subject to adjustment (i) by a credit equal to the then-outstanding balance of any Indebtedness set forth on Schedule 6.13(a)(vi) that is not paid off by Seller at or prior to Closing and (ii) as provided in Section 9.

        Section 2.4    Closing.    The purchase and sale of the Interests shall be consummated at a closing (the "Closing"), on the same day as, and immediately upon, the Effective Time (the "Closing Date").

  SECTION 3.    DILIGENCE; CERTAIN OTHER AGREEMENTS.

        Section 3.1    Diligence.    Purchaser acknowledges that Purchaser has had the opportunity to investigate and inspect all matters that Purchaser considers to be material or necessary with respect to the Interests, the Property Owners and the Properties.

        Section 3.2    Access; Confidentiality.

        (a)   Prior to the Closing, Seller shall make available to Purchaser all information to which Seller has access (financial or otherwise) concerning the Property Owners and the Properties as Purchaser may reasonably request.

        (b)   Unless and until the Closing occurs, Purchaser will hold, and will cause its Representatives and Affiliates to hold, any nonpublic information it receives in connection with the transactions contemplated hereby, in confidence to the extent required by and in accordance with, and will otherwise comply with the confidentiality provisions set forth in the Merger Agreement.

        Section 3.3    Consents and Approvals.

        (a)   The Parties shall use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Party in doing, all things necessary, proper or advisable under applicable Law or pursuant to any contract or agreement to consummate and make effective, as promptly as practicable, the transactions contemplated hereby, including (i) the taking of all actions necessary to cause the conditions to Closing set forth in Section 4 and Section 5 to be satisfied, (ii) the obtaining of any necessary waivers, consents and approvals from Governmental Entities or other Persons necessary in connection with the consummation of the transactions contemplated hereby and (iii) the execution and delivery of any additional instruments necessary to consummate transactions contemplated hereby.

        Section 3.4 Notification of Certain Matters; Litigation.

        (a)   Seller confirms that it has provided Purchaser with a complete and correct copy of the Merger Agreement (with all exhibits and schedules thereto) as in effect as of the date hereof. Purchaser acknowledges and agrees that it has reviewed the Merger Agreement and is familiar with its terms and provisions.

        (b)   Seller shall give prompt notice to Purchaser, and Purchaser shall give prompt notice to Seller, if (i) any representation or warranty made by it contained in this Agreement becomes untrue or inaccurate such that it would be reasonable to expect that the conditions of Closing would be incapable of being satisfied upon the Closing Date or (ii) it fails to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement (including, without limitation, the occurrence of any state of facts, change, development, event or condition would cause, or would reasonably be expected to cause, any of the conditions to Closing set forth herein not to be satisfied or satisfaction to be materially delayed); provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the Parties or the conditions to the obligations of the Parties under this Agreement. Notwithstanding anything to the contrary in this Agreement, the failure by the Parties to provide such prompt notice under this Section 3.4(b) shall not constitute a breach of covenant for purposes of Section 4.4 or Section 5.5.

        (c)   Seller agrees to give prompt written notice to Purchaser upon becoming aware of (i) the occurrence or impending occurrence of any event or circumstance which could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or Material Adverse Effect or (ii) any event, fact or circumstance which would allow Parent to terminate the Merger Agreement.

        (d)   Purchaser agrees to give prompt written notice to Seller upon becoming aware of any event, fact or circumstances which Purchaser reasonably believes could allow Purchaser to terminate this Agreement or elect not to consummate the transactions contemplated hereby.

        (e)   Seller shall give prompt notice to Purchaser and keep Purchaser reasonably informed on a current basis with respect to, any claim, action, suit, charge, demand, inquiry, subpoena, proceeding, arbitration, mediation or other investigation commenced or, to Seller's Knowledge, threatened against, relating to or involving any Property Owner.

  SECTION 4.    CONDITIONS TO PURCHASER'S OBLIGATION TO CLOSE.

        The obligation of Purchaser to acquire the Interests shall be subject to the satisfaction of the following conditions precedent at or prior to the Closing, any and all of which may be waived (to the extent permitted by applicable Law) in writing in whole or in part by Purchaser:

        Section 4.1    Delivery of Documents.    Seller shall have delivered or caused to be delivered to Purchaser the following documents:

        (a)   any and all certificates or other documentation evidencing the Interests in the possession of, or reasonably available to, Seller;

        (b)   an assignment with respect to the Interests in each of the Property Owners in the form attached hereto as Exhibit A (collectively, the "Interest Assignments"), duly executed by the applicable

Company Subsidiary and any other required instruments of transfer duly executed by the applicable Property Owners;

        (c)   a closing statement showing the Purchase Price, apportionments and fees, Closing Costs and any other costs and expenses paid in connection with the Closing (the "Closing Statement"), duly executed by Seller;

        (d)   proof of Seller's authority and authorization to enter into this Agreement and the transactions contemplated hereby, proof of each applicable Company Subsidiary's authority and authorization to enter into the Interest Assignment(s) and the transactions contemplated thereby and proof of the power and authority of the individual(s) executing or delivering any instruments, documents or certificates on behalf of Seller to act for and bind Seller and the applicable Company Subsidiary as may be reasonably required by Purchaser;

        (e)   a certificate, in form and substance as required under Section 1445 of the Code and the Treasury Regulations thereunder, stating that Seller is not a foreign Person; and

        (f)    such other documents, notices and instruments (including, without limitation, tax affidavits and filings, to the extent required) as may be reasonably requested by Purchaser or otherwise required in order to effectuate the provisions of this Agreement and the Closing of the transactions contemplated hereby.

        Section 4.2    Statutes; Court Orders.    No statute, rule or regulation shall have been enacted or promulgated by any Governmental Entity of competent jurisdiction applicable to the any of the transactions contemplated hereby which prohibits or makes illegal the consummation of any of the transactions contemplated hereby, and there shall be no order or injunction of a court of competent jurisdiction in effect preventing the consummation of any of the transactions contemplated hereby.

        Section 4.3    Representations and Warranties.    (a) The representations and warranties of Seller set forth in Section 6.1(a), Section 6.2, Section 6.3, Section 6.8(b) and Section 6.14 shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on or as of such date (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date) and (b) each of the other representations and warranties of Seller set forth in this Agreement shall be true and correct in all respects (without giving effect to any qualification as to materiality or Company Material Adverse Effect contained in Section 6) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date), except where any failure of any such representations and warranties to be true and correct (without giving effect to any qualification as to materiality or Company Material Adverse Effect contained in Section 6), individually or in the aggregate, do not have, and would not reasonably be expected to have, a Company Material Adverse Effect.

        Section 4.4    Performance of Obligations of Seller.    Seller shall have performed or complied in all material respects with all obligations, agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing.

        Section 4.5    No Material Adverse Effect.    Since the date hereof, there shall not have occurred any event, change, effect or development that, individually or in the aggregate, has had, or would reasonably be expected to have, a Company Material Adverse Effect that would reasonably be expected to be, material and adverse to the business, assets, properties, liabilities, operations, financial condition or results of operations of the Property Owners taken as a whole.

        Section 4.6    [Reserved].

        Section 4.7    Merger.    The Merger shall have become effective pursuant to Section 2.3 of the Merger Agreement.

        Section 4.8    Existing Credit Agreement Payoff.    Parent shall have paid, or caused to have been paid, all amounts owed under the Existing Credit Agreement as provided for in the Payoff Letters.

  SECTION 5.    CONDITIONS TO SELLER'S OBLIGATION TO CLOSE.

        The obligation of Seller to cause the applicable Company Subsidiary to sell and transfer the Interests to Purchaser shall be subject to the satisfaction of the following conditions precedent at or prior to the Closing, any and all of which may be waived (to the extent permitted by applicable Law) in writing in whole or in part by Seller:

        Section 5.1    Delivery of Documents.    Purchaser shall have delivered to Seller the following documents:

        (a)   the Interest Assignments, duly executed by Purchaser;

        (b)   the Closing Statement, duly executed by Purchaser;

        (c)   proof of Purchaser's authority and authorization to enter into this Agreement and the transactions contemplated hereby, and proof of the power and authority of the individual(s) executing or delivering any instruments, documents or certificates on behalf of Purchaser to act for and bind Purchaser as may be reasonably required by Seller; and

        (d)   such other documents, notices and instruments (including, without limitation, tax affidavits and notices, to the extent required) as may be reasonably requested by Seller or otherwise required in order to effectuate the provisions of this Agreement and the Closing of the transactions contemplated hereby.

        Section 5.2    Statutes; Court Orders.    No statute, rule or regulation shall have been enacted or promulgated by any Governmental Entity of competent jurisdiction applicable to the any of the transactions contemplated hereby which prohibits or makes illegal the consummation of any of the transactions contemplated hereby, and there shall be no order or injunction of a court of competent jurisdiction in effect preventing the consummation of any of the transactions contemplated hereby.

        Section 5.3    Purchase Price.    Purchaser shall have delivered to Seller the Purchase Price payable hereunder, together with any Closing Costs to be paid by Purchaser under Section 9.2.

        Section 5.4    Representations and Warranties.    The representations and warranties of Purchaser set forth in this Agreement shall be true and correct in all material respects except where any failure of any such representations and warranties to be true and correct (without giving effect to any qualification as to materiality or materially adverse effect), individually or in the aggregate, do not have, and would not reasonably be expected to have, a material adverse effect on the ability of Purchaser to perform its obligations under this Agreement.

        Section 5.5    Performance of Obligations of Purchaser.    Purchaser shall have performed or complied in all material respects with all obligations, agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing.

        Section 5.6    [Reserved].

        Section 5.7    Merger.    The Merger shall have become effective pursuant to Section 2.3 of the Merger Agreement.

  SECTION 6.    REPRESENTATIONS AND WARRANTIES OF SELLER.

        Except as set forth in (a) the publicly available Company SEC Documents filed with or furnished to the SEC on or after January 1, 2012 and prior to the date hereof (excluding any risk factor disclosure and disclosure of risks or other matters included in any "forward looking statements" disclaimer or other statements that are cautionary, predictive or forward looking in nature); provided, that the applicability of any such document to any representation or warranty is reasonably apparent on its face; and provided, further, that the disclosure in such Company SEC Documents shall not be deemed to qualify any representation or warranty contained in Section 6.2 and (b) the applicable schedule attached hereto (it being agreed that any disclosure set forth in any schedule attached hereto shall only qualify or modify the Section(s) or subsection(s) of this Section 6 it expressly references and any other Section or subsection of this Section 6 to the extent (and only to the extent) it is reasonably apparent from the face of such disclosure that such disclosure also qualifies or modifies such other Section or subsection), Seller represents and warrants to Purchaser as set forth in this Section 6.

        Section 6.1    Organization and Qualification; Subsidiaries.

        (a)   Seller is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Maryland and has all requisite limited liability company power and authority to own, lease and operate its properties and assets to conduct its business as now being conducted.

        (b)   Schedule 6.1(b) sets forth, as of the date hereof, a true, correct and complete list of the Property Owners, together with (i) the jurisdiction of organization or formation, as the case may be, of each Property Owner, (ii) the type of and percentage of interest held, directly or indirectly, by the Company in each Property Owner, and (iii) the classification for U.S. federal income tax purposes of each Property Owner. Each Property Owner is duly organized, validly existing and in good standing (to the extent applicable) under the Laws of the jurisdiction of its organization or formation and has the requisite limited liability company or limited partnership power and authority to own, lease and, to the extent applicable, operate its properties and assets and to carry on its business as it is now being conducted, except for those failures to be duly organized, validly existing and in good standing or to have such power and authority as have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each Property Owner is duly qualified or licensed to do business and is in good standing (to the extent applicable) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those failures to be so qualified or licensed or to be in good standing as have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Seller has made available to Purchaser correct and complete copies of (x) the constituent organizational or governing documents of each Property Owner, as in effect on the date of this Agreement, and (y) the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the member(s) or partners, as applicable, and board of directors (or other governing body or Person(s) performing similar functions) of each such Property Owner and all committees thereof, in each case since January 1, 2011 through August 30, 2014. Each Property Owner is in material compliance with the terms of its constituent organizational or governing documents, except for such instances of non-compliance, individually or in the aggregate, as have not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

        Section 6.2    Capitalization.

        (a)   Except for the Interests described on Schedule 6.1(b), no Property Owner has any issued and outstanding Equity Interests. There are no bonds, debentures, notes or other Indebtedness having general voting rights (or convertible into securities having such rights) ("Voting Debt") of any Property Owner issued and outstanding. There are no (i) options, warrants, calls, pre-emptive rights, subscriptions or other rights, agreements, arrangements or commitments of any kind obligating any

Property Owner to issue, transfer or sell or cause to be issued, transferred or sold any Equity Interests in or Voting Debt of, any Property Owner or obligating any Property Owner to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment or (ii) outstanding contractual obligations of any Property Owner to repurchase, redeem or otherwise acquire any Equity Interests in any Property Owner, or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Property Owner.

        (b)   There are no voting trusts or other agreements to which any Property Owner is a party with respect to the voting of any of the Interests. No Property Owner has granted any pre-emptive rights, anti-dilutive rights or rights of first refusal or similar rights with respect to any of the Interests.

        (c)   As of the date hereof, the Company owns, and as of the Effective Time, Seller will own, directly or indirectly, all of the Interests of each Property Owner, in each case, free and clear of any Liens (other than transfer and other restrictions under applicable federal and state securities Laws and those identified on Schedule 6.2(c)), and all of such Interests have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. There are no outstanding obligations to which any Property Owner is a party (i) restricting the transfer of or (ii) limiting the exercise of voting rights with respect to any Interests in any Property Owner. Except for investments in marketable securities and cash equivalents, no Property Owner, directly or indirectly, owns any securities or other ownership interest in any Person.

        Section 6.3    Authorization; Validity of Agreement; Action.    Seller has full limited liability company power and authority to execute and deliver this Agreement and, subject to the closing of the Merger, to perform its obligations hereunder and consummate the transactions contemplated hereby. The execution and delivery by Seller of this Agreement, the performance and compliance by Seller with each of its obligations hereunder and the consummation by it of the transactions contemplated hereby, have been duly and validly authorized and no other limited liability company action on the part of Seller is necessary to authorize the execution and delivery by Seller of this Agreement, and, subject to the closing of the Merger, the consummation by it of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Seller and, assuming due and valid authorization, execution and delivery hereof by Purchaser, is a legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms, except that the enforcement hereof may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors' rights generally and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law). On the Closing Date, Seller will have, and will have caused each applicable Company Subsidiary to have, taken such action as is necessary to authorize the execution and delivery by such Company Subsidiary of the Interest Assignments, and the consummation by it of the transactions contemplated hereby and by the Interest Assignments. On the Closing Date, each Interest Assignment will have been duly executed and delivered by the applicable Company Subsidiary and, assuming due and valid authorization, execution and delivery thereof by Purchaser, will be a legal, valid and binding obligation of such Company Subsidiary enforceable against such Company Subsidiary in accordance with its terms, except that the enforcement thereof may be limited by (x) bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors' rights generally and (y) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law).

        Section 6.4    [Reserved].

        Section 6.5    Consents and Approvals; No Violations.    Except as set forth in Schedule 6.5, none of the execution and delivery of this Agreement by Seller, the performance of or compliance with this Agreement by each of Seller and the applicable Company Subsidiary, the consummation by Seller and the applicable Company Subsidiary of the transactions contemplated hereby will (a) conflict with, result in any breach of or violate any provision of Seller's or any such Company Subsidiary's articles of organization or limited liability company operating agreement, limited partnership agreement or the comparable organizational or governing documents of any Property Owner, (b) require any filing by Seller or any such Company Subsidiary, or any Property Owner with, or the obtaining of any permit, authorization, consent or approval of any Governmental Entity (except for such filings as may be required in connection with state and local transfer Taxes), (c) require any consent or approval under, result in any modification, violation or breach of or any loss of any benefit or increase in any cost or obligation of any Property Owner under, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, acceleration or cancellation (with or without notice or the lapse of time or both) of, or give rise to any right of purchase, first offer or forced sale under or result in the creation of a Lien on any property or asset of any Property Owner pursuant to, any of the terms, conditions or provisions of any Contract or Lease, or (d) violate any order, writ, injunction, decree or Law applicable to Seller, or any such Company Subsidiary or any Property Owner, or any of their respective properties or assets; except in respect of clauses (b), (c) or (d) where (i) such failures to obtain such permits, authorizations, consents or approvals, (ii) such failures to make such filings or (iii) such failures to obtain such consents or approvals or any such modifications, violations, breaches, losses, increases, defaults, terminations, accelerations, cancellations, rights or Liens have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

        Section 6.6    [Reserved].

        Section 6.7    [Reserved].

        Section 6.8    Absence of Certain Changes; Conduct of the Business.

        (a)   Except as contemplated by this Agreement, as set forth in Schedule 6.8(a), or as set forth in the Company SEC Documents filed or furnished prior to the date hereof, since January 1, 2014, each of the Property Owners has conducted, in all material respects, its business in the ordinary course consistent with past practice.

        (b)   From January 1, 2014 through the date of this Agreement, there has not been (i) any Company Material Adverse Effect or (ii) any change, effect, development, circumstance, condition, state of facts, event or occurrence, which, individually or in the aggregate, has had, or would reasonably be expected to have, a Company Material Adverse Effect.

        (c)   Between the date of this Agreement and the Closing, each Property Owner will have conducted its business only in the ordinary course of business consistent with past practice and will not have taken any action not permitted by the Merger Agreement or by Section 8.1, except where the failure to so conduct its business or the taking of such prohibited action will not have and would not reasonably be expected to have, a Company Material Adverse Effect.

        Section 6.9    No Undisclosed Liabilities.    Except (a) as reflected or reserved against in the most recent audited balance sheet included in the Company Financial Statements or the notes thereto, (b) for liabilities and obligations incurred since January 1, 2014 in the ordinary course of business consistent with past practice, (c) for liabilities and obligations expressly contemplated by or under this Agreement and (d) for liabilities and obligations that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Company Material Adverse Effect, the Property Owners do not have any liabilities or obligations of any nature (whether absolute or contingent, asserted or unasserted, known or unknown, primary or secondary, direct or indirect, and whether or not accrued) that would be required by GAAP to be reflected on a consolidated balance sheet of the Company and the Company Subsidiaries or in the notes thereto. No Property Owner is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract or arrangement, where the result, purpose or intended effect of such contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, any of the Property Owners in the Company Financial Statements or other Company SEC Documents.

        Section 6.10    Litigation.    With the exception of matters arising under Environmental Laws, which matters are governed exclusively by Section 6.15, as of the date hereof, there is no claim, action, suit, arbitration, alternative dispute resolution action or any other judicial or administrative proceeding, in Law or equity (collectively, a "Legal Proceeding"), pending against (or to the Company's Knowledge, threatened against or naming as a party thereto), any Property Owner or any of its respective assets, rights or properties, or any executive officer or director of any Property Owner (in their capacity as such) nor, to the Company's Knowledge, is there any investigation of a Governmental Entity pending or threatened against any Property Owner, other than as have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. No Property Owner or any of its respective assets, rights or properties is subject to any outstanding order, writ, injunction, decree or arbitration ruling or judgment of a Governmental Entity which has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

        Section 6.11    Labor and Other Employment Matters; Employee Benefit Plans.

        (a)   No Property Owner has, or has ever had, any employees.

        (b)   No Property Owner or ERISA Affiliate of a Property Owner (i) has, or is required to have, any Benefit Plans, (ii) has ever been required to maintain, sponsor or contribute to any Benefit Plans or (iii) can reasonably be expected to have any liability with respect to any Benefit Plan with respect to periods prior to the Closing, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

        Section 6.12    Taxes.

        (a)   Each Property Owner has duly and timely filed (or has had duly and timely filed on each of its behalf) with the appropriate Governmental Entity all income Tax Returns and all other material Tax Returns required to be filed by it, taking into account any extensions of time within which to file such Tax Returns, and all such Tax Returns were and are true, correct and complete in all material respects. Each Property Owner has duly and timely paid in full (or there has been duly and timely paid in full on its behalf), or made adequate provisions for, all material amounts of Taxes required to be paid by it, whether or not shown (or required to be shown) on any Tax Return. True, correct and complete copies of all material Tax Returns that have been filed with the IRS or other Governmental Entity by or on behalf of each Property Owner with respect to the taxable years ending on or after December 31, 2011 have been made available to Purchaser prior to the date hereof.

        (b)   [Reserved].

        (c)   There are no current audits, examinations or other proceedings pending with regard to any Taxes of any Property Owner. Cole has not received a written notice or announcement of any such audits, examinations or proceedings.

        (d)   For United States federal income tax purposes, each Property Owner has been since its formation treated for United States federal income tax purposes as a partnership or disregarded entity, and not as a corporation or an association taxable as a corporation.

        (e)   [Reserved].

        (f)    Each Property Owner and, to the extent relating to Properties, Seller, has complied, in all material respects, with all applicable Laws, rules and regulations relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446, 1471, 1472, 3102 and 3402 of the Code or similar provisions under any state and foreign Laws) and have duly and timely withheld and, in each case, have paid over to the appropriate Governmental Entities any and all material amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Laws.

        (g)   [Reserved].

        (h)   There are no Liens for Taxes upon any property or assets of any Property Owner except for Company Permitted Liens.

        (i)    There are no Tax allocation or sharing agreements or similar arrangements with respect to or involving any Property Owner, except for customary indemnification provisions contained in credit or other commercial agreements the primary purposes of which do not relate to Taxes, and after the Closing Date no Property Owner shall be bound by any such Tax allocation agreements or similar arrangements or have any liability thereunder for amounts due in respect of periods prior to the Closing Date.

        (j)    [Reserved].

        (k)   [Reserved].

        (l)    [Reserved].

        (m)  [Reserved].

        (n)   [Reserved].

        (o)   No material deficiency for Taxes of any Property Owner has been claimed, proposed or assessed in writing or, to the Company's Knowledge, threatened, by any Governmental Entity, which deficiency has not yet been settled, except for such deficiencies which or the validity of which is being contested in good faith by appropriate proceedings and for which there are adequate reserves on the Company Financial Statements (if such reserves are required pursuant to GAAP). No Property Owner (i) has extended or waived (nor granted any extension or waiver of) the limitation period for the assessment or collection of any Tax that has not since expired; (ii) currently is the beneficiary of any extension of time within which to file any material Tax Return that remains unfiled; (iii) has in the past three (3) years received a written claim by any Governmental Entity in any jurisdiction where any of them does not file Tax Returns or pay any Taxes that it is or may be subject to taxation by that jurisdiction and (iv) has entered into any "closing agreement" as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income tax Law).

        (p)   [Reserved].

        (q)   No Property Owner has requested, has received or is subject to any written ruling of a Governmental Entity or has entered into any written agreement with a Governmental Entity with respect to any Taxes.

        (r)   [Reserved].

        (s)   [Reserved].

        Section 6.13    Contracts.

        (a)   Except as filed as exhibits to the Company SEC Documents filed prior to the date hereof, Schedule 6.13(a) sets forth a list of each note, bond, mortgage, Lien, indenture, lease, license, contract or agreement, or other instrument or obligation, oral or written, to which any Property Owner is a party or by which any of its properties or assets are bound (the "Contracts") which, to the Company's Knowledge and as of the date hereof:

            (i)  [Reserved];

           (ii)  [Reserved];

          (iii)  obligates any Property Owner to make non-contingent aggregate annual expenditures (other than principal and/or interest payments or the deposit of other reserves with respect to debt obligations) in excess of $1,000,000 and is not cancelable within sixty (60) days without material penalty to such Property Owner, except for any Lease;

          (iv)  contains any non-compete or exclusivity provisions with respect to any line of business or geographic area with respect to any Property Owner, or which restricts the conduct of any business conducted by any Property Owner or any geographic area in which any Property Owner may conduct business, except for any Lease;

           (v)  obligates any Property Owner to indemnify any past or present directors, officers, trustees, employees and agents of the Company, any Company Subsidiary or any Property Owner pursuant to which any Property Owner is the indemnitor, other than the articles of organization or certificates of incorporation, bylaws, operating agreements (or comparable organizational or governing documents) of any Property Owner;

          (vi)  constitutes an Indebtedness obligation of any Property Owner with a principal amount as of the date hereof greater than $1,000,000;

         (vii)  would prohibit or materially delay the consummation of the Merger, the other Transactions or the transactions contemplated hereby;

        (viii)  (A) requires any Property Owner to dispose of or acquire assets or properties (other than in connection with the expiration of a Lease pursuant to the terms thereof), (B) gives any Person the right to buy any Property or obligates any Property Owner to acquire, sell or enter into any lease for any real property or (C) involves any pending or contemplated merger, consolidation or similar business combination transaction, except for any Lease;

          (ix)  constitutes an interest rate cap, interest rate collar, interest rate swap or other Contract relating to a hedging transaction;

           (x)  relates to a joint venture, partnership, strategic alliance or similar arrangement or relates to or involves a sharing of revenues, profits, losses, costs, or liabilities by any Property Owner with any other Person;

          (xi)  [Reserved];

         (xii)  contains restrictions on the ability of any Property Owner to pay dividends or other distributions;

        (xiii)  is with a Governmental Entity, except for any Lease; or

        (xiv)  constitutes a loan to any Person by any Property Owner (other than advances made pursuant to and expressly disclosed in the Leases or pursuant to any disbursement agreement, development agreement, or development addendum entered into in connection with a Lease with respect to the development, construction, or equipping of the Properties or the funding of improvements to the Properties).

        (b)   Each Contract of the type described above in Section 6.13(a), whether or not set forth in Schedule 6.13(a) is referred to herein as a "Material Contract." Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, each Material Contract is legal, valid and binding on each Property Owner that is a party thereto and, to the Company's Knowledge, each other party thereto, and is in full force and effect, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors' rights generally and by general principles of equity. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, (i) each Property Owner has performed all obligations required to be performed by it under the

Material Contracts and, to the Company's Knowledge, each other party thereto has performed all obligations required to be performed by it under such Material Contract, (ii) no Property Owner, nor, to the Company's Knowledge, any other party thereto, is in breach or violation of, or default under, any Material Contract, and (iii) no event has occurred that with notice or lapse of time or both would constitute a violation, breach or default under any Material Contract. No Property Owner has received notice of any violation or default under any Material Contract, except for violations or defaults that individually or in the aggregate, have not had, and would not reasonably be expected to have, a Company Material Adverse Effect. No Property Owner has received any written or oral notice of the intention of any party to cancel, terminate, materially change the scope of rights under or fail to renew any Material Contract.

        (c)   Purchaser has had made available to it for review, prior to the execution of this Agreement, true, correct and complete copies of all of the Material Contracts.

        Section 6.14    Investment Company Act.    No Property Owner is required to be registered as an investment company under the Investment Company Act of 1940, as amended.

        Section 6.15    Environmental Matters.

        (a)   Except (i) as set forth in Schedule 6.15(a) or (ii) as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect:

            (i)  Each Property Owner is in compliance with all Environmental Laws.

           (ii)  Each Property Owner has all Environmental Permits necessary to conduct its current operations and is in compliance with its respective Environmental Permits, and all such Environmental Permits are in good standing.

          (iii)  No Property Owner has received any written, or to the Company's Knowledge, oral notice, demand, letter or written claim by any Person alleging that any such Property Owner is in violation of, or liable under, any Environmental Law or that any judicial, administrative or compliance order has been issued by any Person against any Property Owner which remains unresolved. There is no litigation, investigation, request for information or other proceeding pending, or, to the Company's Knowledge, threatened by any Person against any Property Owner under any Environmental Law.

          (iv)  No Property Owner has entered into or agreed to any consent decree or order or is subject to any judgment, decree or judicial, administrative or compliance order with any Person relating to compliance with Environmental Laws or Environmental Permits and no litigation or other Legal Proceeding is pending or, to the Company's Knowledge, threatened against any Property Owner under any Environmental Law.

           (v)  No Property Owner has assumed by contract any liability under any Environmental Law or is an indemnitor in connection with any asserted claim by any third-party indemnitee for any liability under any Environmental Law or relating to any Hazardous Substances.

          (vi)  No Property Owner has caused, and to the Company's Knowledge, no third party has caused any release of a Hazardous Substance that is in violation of Environmental Laws or would be required to be investigated or remediated by any Property Owner under any Environmental Law.

         (vii)  There is no site to which any Property Owner has transported or arranged for the transport of Hazardous Substances that, to the Company's Knowledge, is or may reasonably be expected to become the subject of any Legal Proceeding under Environmental Law.

        (b)   Seller has made available to Purchaser information regarding all material compliance and litigation matters pertaining to the business and Properties of any Property Owner arising under

Environmental Laws, Environmental Permits and Hazardous Substances that are Known to the Company.

        (c)   Section 6.10 and Section 6.17(a) shall not apply to matters arising under Environmental Laws or Environmental Permits.

        Section 6.16    [Reserved].

        Section 6.17    Compliance with Laws; Permits.

        (a)   Since January 1, 2011: (i) each Property Owner has complied and is in compliance with all (A) Laws applicable to such Property Owner or by which any property or asset of any Property Owner is bound and (B) Permits, and (ii) no notice, charge or assertion has been received by Seller or any Property Owner or, to the Company's Knowledge, threatened against any Property Owner alleging any non-compliance with any such Laws by any Property Owner, except for such instances of non-compliance that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Company Material Adverse Effect. Notwithstanding anything to the contrary in this Section 6.17(a), (i) the provisions of Section 6.17(a)(i)(A) and Section 6.17(a)(ii) shall not apply to Laws addressed in Section 6.11, Section 6.12, and Section 6.15 and (ii) the provisions of Section 6.17(a)(i)(B) shall not apply to the Permits addressed in Section 6.15 and Section 6.18.

        (b)   Except for the authorizations, licenses, permits, certificates, approvals, variances, exemptions, orders, franchises, certifications and clearances that are the subject of Section 6.15 and Section 6.18, which are addressed solely in those Sections, each Property Owner is in possession of all authorizations, licenses, permits, certificates, approvals, variances, exemptions, orders, franchises, certifications and clearances of any Governmental Entity and accreditation and certification agencies, bodies or other organizations, including building permits and certificates of occupancy necessary for each Property Owner to own, lease and operate its properties or to carry on its respective business substantially as it is being conducted as of the date hereof (the "Permits"), and all such Permits are valid and in full force and effect, except where the failure to be in possession of, or the failure to be valid or in full force and effect of, any of the Permits, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. All applications required to have been filed for the renewal of the Permits have been duly filed on a timely basis with the appropriate Governmental Entity, and all other filings required to have been made with respect to such Permits have been duly made on a timely basis with the appropriate Governmental Entity, except for failures to file which, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. No Property Owner has received any written claim or notice, nor does Seller have any Knowledge, indicating that any Property Owner is currently not in compliance with the terms of any such Permits, except where the failure to be in compliance with the terms of any such Permits, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

        Section 6.18    Properties.

        (a)   Schedule 6.18(a) sets forth a list of the common name and location of each parcel of real property owned or leased (including ground leased) as lessee or sublessee, by any Property Owner as of the date of this Agreement (all such real property interests, together with all right, title and interest of any Property Owner in and to (i) all buildings, structures and other improvements and fixtures located on or under such real property and (ii) all easements, rights and other appurtenances to such real property, are individually referred to herein as a "Property" and collectively referred to herein as the "Properties"). Schedule 6.18(a) sets forth a list of the common name and location of each parcel of real property which, as of the date of this Agreement, is under contract by any Property Owner for purchase by such Property Owner or which is required under a binding contract to be leased or subleased by any Property Owner as lessee or sublessee after the date of this Agreement.

        (b)   The applicable Property Owner owns good and marketable fee simple title or leasehold title (as applicable) to each of the Properties, in each case, free and clear of Liens, except for Company Permitted Liens that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

        (c)   No Property Owner has received (i) written notice that any certificate, permit or license from any Governmental Entity having jurisdiction over any of the Properties or any agreement, easement or other right of an unlimited duration that is necessary to permit the lawful use and operation of the buildings and improvements on any of the Properties or that is necessary to permit the lawful use and operation of all utilities, parking areas, retention ponds, driveways, roads and other means of egress and ingress to and from any of the Properties is not in full force and effect as of the date of this Agreement, except for such failures to be in full force and effect that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Company Material Adverse Effect, or of any pending written threat of modification or cancellation of any of same that, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect or (ii) written notice of any uncured violation of any Laws affecting any of the Properties, which, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

        (d)   No certificate, variance, permit or license from any Governmental Entity having jurisdiction over any of the Properties or any agreement, easement or other right that is necessary to permit the current use of the buildings and improvements on any of the Properties or that is necessary to permit the current use of all parking areas, driveways, roads and other means of egress and ingress to and from any of the Properties has failed to be obtained or is not in full force and effect, except for any of the foregoing as, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Company Material Adverse Effect, and neither Seller nor any Property Owner has received written notice of any outstanding threat of modification or cancellation of any such certificate, variance, permit or license.

        (e)   Schedule 6.18(e)(i) sets forth (i) each lease that was in effect on August 30, 2014 and to which any Property Owner are parties as lessors or sublessors, with respect to each of the applicable Properties (all such leases or subleases, together with all amendments, modifications, supplements, renewals and extensions related thereto, the "Leases") and (ii) the current rent annualized and security deposit amounts currently held for each Lease. Schedule 6.18(e)(ii) sets forth (x) each lease that was in effect on August 30, 2014 and to which any Property Owner are parties as lessees or sublessees, with respect to each of the applicable Properties (all such leases or subleases, together with all amendments, modifications, supplements, renewals and extensions related thereto, the "Master Leases") and (y) the current rent annualized and security deposit amounts currently held for each Master Lease.

        (f)    True, correct and complete copies of all Leases and Master Leases, in each case in effect as of the date hereof, have been made available to Purchaser. Except as set forth on Schedule 6.18(f), (i) to the Company's Knowledge, no Property Owner is and no other party is in breach or violation of, or default under, any Lease or Master Lease, (ii) to the Company's Knowledge, no event has occurred which would result in a breach or violation of, or a default under, any Lease or Master Lease by any Property Owner, or, to the Company's Knowledge, any other party thereto (in each case, with or without notice or lapse of time), (iii) no tenant under a Lease is in monetary default under such Lease, and (iv) each Lease and Master Lease is valid, binding and enforceable in accordance with its terms and is in full force and effect with respect to the applicable Property Owner and, to the Company's Knowledge, with respect to the other parties thereto, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors' rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law).

        (g)   As of the date of this Agreement, (i) no purchase option has been exercised under any Lease for which the purchase has not closed prior to the date of this Agreement, and (ii) except as pursuant to any Lease or Company Permitted Liens, to the Company's Knowledge, no party other than the applicable Property Owner, has any right to use or occupy any Property or any portion thereof.

        (h)   Except for Company Permitted Liens, Leases and Master Leases provided to Purchaser prior to the date hereof or as otherwise set forth in Schedule 6.18(h), (i) there are no unexpired option to purchase agreements, rights of first refusal or first offer or any other rights to purchase or otherwise acquire any Property or any portion thereof, (ii) there are no other outstanding rights or agreements to enter into any contract for sale, ground lease or letter of intent to sell or ground lease any Property or any portion thereof that is owned by any Property Owner, which, in each case, is in favor of any party other than the applicable Property Owner, and (iii) to the Company's Knowledge, the transactions contemplated hereby will not give any Person the right to exercise any right or option to purchase or otherwise acquire any Property.

        (i)    Except as set forth in Schedule 6.18(i) or pursuant to a Lease, no Property Owner is a party to any agreement pursuant to which such Property Owner manages or manages the development of any real property for any party other than the applicable Property Owner.

        (j)    Each Property Owner, as applicable, is in possession of title insurance policies or valid marked-up title commitments evidencing title insurance with respect to each Property (each, a "Title Insurance Policy"). A copy of each Title Insurance Policy in the possession of the Company has, upon request, been made available to Purchaser. No written claim has been made against any Title Insurance Policy, which, individually or in the aggregate, has had, or would reasonably be expected to have, a Company Material Adverse Effect.

        (k)   Each Property Owner has good and valid title to, or a valid and enforceable leasehold interest in, or other right to use, all applicable Personal Property owned, used or held for use by it as of the date of this Agreement (other than property owned by tenants and used or held in connection with the applicable tenancy and other than property owned by any third-party managers), except as, individually or in the aggregate, have not had, or would not reasonably be expected to have, a Company Material Adverse Effect. No Property Owner's ownership of or leasehold interest in any such Personal Property is subject to any Liens, except for Company Permitted Liens and Liens that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Schedule 6.18(k) sets forth all leased Personal Property of any Property Owner with monthly lease obligations in excess of $500,000 and that are not terminable upon thirty (30) days' notice.

        (l)    Schedule 6.18(l) lists the parties currently providing third-party property management services to the Properties and the number of Properties currently managed by each such party.

        (m)  Except as set forth in Schedule 6.18(m), no Property Owner has any obligations with respect to uncompleted tenant improvements, capital improvements or capital expenditures to be made by such Property Owner under any Lease.

        Section 6.19    [Reserved].

        Section 6.20    [Reserved].

        Section 6.21    Insurance.    The Property Owners are either self-insured or are covered by policies of insurance covering such Property Owners or any of their respective properties or assets, including policies of property, fire, workers' compensation, products liability, directors' and officers' liability, and other casualty and liability insurance, and in each case in such amounts and with respect to such risks and losses, which Seller believes are adequate for the operation of its business. All such insurance policies are in full effect, no written notice of cancellation has been received by the Company or any Property Owner under such policies, and there is no existing default or event which, with the giving of notice of lapse or time or both, has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. All appropriate insurers under the policies have been timely notified of all material pending litigation and other potentially insurable material losses Known to Seller, and all appropriate actions have been taken to timely file all claims in respect of such insurable matters.

        Section 6.22    Related Party Transactions.    Except as set forth in Schedule 6.22 or in the publicly available Company SEC Documents filed or furnished with the SEC on or after January 1, 2012 and prior to the date hereof, there are no, and since January 1, 2012 there have been no, transactions, agreements, arrangements or understandings between any Property Owner, on the one hand, and any Person that would be required to be disclosed under Item 404 of Regulation S-K promulgated by the SEC, on the other hand.

        Section 6.23    Company Advisor Agreement.    Except as set forth in Schedule 6.23, no Property Owner is a party to any Company Advisor Related Agreement and each Company Advisor Related Agreement shall be terminated effective as of the Closing Date.

        Section 6.24    Mortgage Backed Securities.    Except as set forth in Schedule 6.24, no Property Owner is the owner of or issuer of market mortgage backed securities.

        Section 6.25    Mortgage Loans.    Except as set forth in Schedule 6.25, no Property Owner is the holder of any mortgage loans.

        Section 6.26    [Reserved].

        Section 6.27    [Reserved].

        Section 6.28    [Reserved].

        Section 6.29    No Other Representations or Warranties.    Except for the representations and warranties set forth in this Section 6, Purchaser acknowledges that neither Seller nor any Person acting on its behalf makes any other express or any implied representations or warranties in this Agreement with respect to (a) Seller, any Company Subsidiary or any Property Owners, any of their businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects or any other matter relating to Seller, any Company Subsidiary or any Property Owners or (b) the accuracy or completeness of any documentation, forecasts or other information provided by Seller or any Person acting on its behalf to Purchaser, any Affiliate of Purchaser or any Person acting on behalf of any of them.

  SECTION 7.    REPRESENTATIONS AND WARRANTIES OF PURCHASER.

        Purchaser represents and warrants to Seller as set forth in this Section 7.

        Section 7.1    Organization and Qualification.    Purchaser is a real estate investment trust duly organized, validly existing and in good standing under the Laws of the State of Maryland and has all requisite trust power and authority to conduct its business as now being conducted.

        Section 7.2    Authorization; Validity of Agreement; Company Action.    Purchaser has all requisite trust power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by Purchaser of this Agreement, the performance and compliance by Purchaser with each of its obligations hereunder and the consummation by it of the transactions contemplated hereby, have been duly and validly authorized and no other action on the part of Purchaser is necessary to authorize the execution and delivery by Purchaser of this Agreement, and the consummation by it of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Purchaser and, assuming due and valid authorization, execution and delivery hereof by Seller, is a legal, valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms, except that the enforcement hereof may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors' rights generally and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law).

        Section 7.3    Consents and Approvals; No Violations.    None of the execution and delivery of this Agreement by Purchaser, the performance of or compliance with this Agreement by Purchaser and the consummation by Purchaser of the transactions contemplated hereby will (a) conflict with, result in any breach of or violate any provision of the Purchaser's declaration of trust or bylaws, (b) require any filing by Purchaser with, or the obtaining of any permit, authorization, consent or approval of any Governmental Entity (except for such filings as may be required in connection with state and local transfer Taxes), (c) require any consent or approval under, result in any modification, violation or breach of or any loss of any benefit or increase in any cost or obligation of Purchaser under, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, acceleration or cancellation (with or without notice or the lapse of time or both) of, or give rise to any right of purchase, first offer or forced sale under or result in the creation of a Lien on any property or asset of Purchaser pursuant to, any of the terms, conditions or provisions of any indenture, mortgage, deed of trust, note, evidence of Indebtedness or any other agreement or instrument by which Purchaser is bound, or (d) violate any order, writ, injunction, decree or Law applicable to Purchaser or any of its properties or assets.

        Section 7.4    Litigation.    As of the date hereof, there is no Legal Proceeding pending against (or to Purchaser's Knowledge, threatened against or naming as a party thereto), Purchaser or any of its assets, rights or properties, or any executive officer or trustee of Purchaser, nor, to Purchaser's Knowledge, is there any investigation of a Governmental Entity pending or threatened against Purchaser, in each case, that could reasonably be expected to prevent Purchaser from consummating the transactions contemplated hereby. Neither Purchaser nor any of its respective assets, rights or properties is subject to any outstanding order, writ, injunction, decree or arbitration ruling or judgment of a Governmental Entity, in each case, that could reasonably be expected to prevent Purchaser from consummating the transactions contemplated hereby.

        Section 7.5    Financing.    Purchaser has sufficient cash, available lines of credit or other sources of immediately available funds to enable it to consummate the transactions contemplated by this Agreement and to fulfill its obligations hereunder, and, at the Closing, will have sufficient cash to enable it to make payments to Seller of the Purchase Price and any other payments required at Closing in connection with the transactions contemplated by this Agreement.

        Section 7.6    No Other Representations or Warranties.    Except for the representations and warranties set forth in this Section 7, Seller acknowledges that neither Purchaser nor any Person acting on its behalf makes any other express or any implied representations or warranties in this Agreement with respect to (a) Purchaser any of its businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects or any other matter relating to Purchaser or (b) the accuracy or completeness of any documentation, or other information provided by Purchaser or any Person acting on its behalf to Seller, any Affiliate of Seller or any Person acting on behalf of any of them.

  SECTION 8.    COVENANTS OF SELLER.

        Section 8.1    Conduct of Business Pending the Closing.    Seller agrees that between the date of this Agreement and the Closing or the date, if any, on which this Agreement is terminated, except (i) as set forth in Schedule 8.1, (ii) as expressly contemplated or permitted by this Agreement, (iii) as may be required by Law or (iv) as consented to in writing by Purchaser (which consent shall not be unreasonably withheld, delayed or conditioned), Seller shall not consent to (x) any Property Owner conducting its business other than in all material respects in the ordinary course of business consistent with past practice or (y) any Property Owner taking any action to:

        (a)   amend or propose to amend its articles of organization or certificate of formation, limited liability company operating agreement or equivalent organizational documents;

        (b)   split, combine, subdivide, consolidate or reclassify any Equity Interests;

        (c)   declare, set aside for payment or pay any dividend on or make any other actual, constructive or deemed distributions (whether in cash, stock, property or otherwise) with respect to any Equity Interests or otherwise make any payment to its equityholders in their capacity as such, other than for the declaration and payment of dividends or other distributions to the Company;

        (d)   [Reserved];

        (e)   issue, sell, pledge, dispose, encumber or grant, or authorize or propose the issuance, sale, pledge, disposition, encumbrance or grant of, any Equity Interest in any Property Owner, or any options, warrants, convertible securities or other rights of any kind to acquire any Equity Interests in any Property Owner;

        (f)    acquire or agree to acquire (including by merger, consolidation or acquisition of stock or assets) any real property, Personal Property (other than Personal Property at a total cost of less than $1,000,000 in the aggregate), corporation, partnership, limited liability company, other business organization or any division or material amount of assets thereof, except (A) acquisitions, of or from a Property Owner or (B) the pending acquisitions set forth on Schedule 8.1(f);

        (g)   sell, pledge, lease, assign, transfer, dispose of or encumber, or effect a deed in lieu of foreclosure, or agree to do any of the foregoing, with respect to, any property or assets of any Property Owner, except (i) as set forth on Schedule 8.1(g) or (ii) pledges and encumbrances on property and assets (x) in the ordinary course of business consistent with past practices and that would not be material to such property and assets and (y) pursuant to the Company's existing revolving credit facility;

        (h)   incur, create, assume, refinance, replace or prepay any Indebtedness for borrowed money or assume, guarantee or endorse, or otherwise become responsible (whether directly, contingently or otherwise) for the Indebtedness of any other Person, except to refinance at maturity any existing Indebtedness of such Property Owner to the extent that the aggregate principal amount of such Indebtedness is not materially increased as a result thereof or the terms of such Indebtedness do not otherwise materially adversely affect such Property Owner;

        (i)    make any loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, Affiliates, agents or consultants), make any change in its existing borrowing or lending arrangements for or on behalf of such Persons, or enter into any "keep well" or similar agreement to maintain the financial condition of another entity, other than loans or advances (i) required to be made under any of the Leases or (ii) the loans or advances set forth on Schedule 8.1(i);

        (j)    enter into, renew, modify, amend or terminate, or waive, release, compromise or assign any rights or claims under, any Material Contract (or any contract that, if existing as of the date hereof, would be a Material Contract), other than (i) any termination or renewal in accordance with the terms of any existing Material Contract that occurs automatically without any action (other than notice of renewal) by such Property Owner, (ii) the entry into any modification or amendment of, or waiver or consent under, any mortgage or related agreement to which any Property Owner is a party as required or necessitated by this Agreement or the transactions contemplated hereby, provided, that any such modification, amendment, waiver or consent does not increase the principal amount or interest payable thereunder or otherwise materially adversely affect such Property Owner or (iii) as may be reasonably necessary to comply with the terms of this Agreement;

        (k)   except as set forth on Schedule 8.1(k), enter into, renew, modify, amend or terminate, or waive, release, compromise or assign any rights or claims under, any Lease;

        (l)    waive, release or assign any material rights or claims or make any payment, direct or indirect, of any liability before it is due in accordance with its terms;

        (m)  settle or compromise, or offer or propose to settle, any legal action, suit, investigation, arbitration or proceeding, involving an amount paid in settlement in excess of $500,000 individually or $1,000,000 in the aggregate or which would include any non-monetary relief;

        (n)   (i) hire any natural person as an employee or terminate any officer or director or promote or appoint any Person to a position of officer or director or (ii) enter into, or adopt or become liable with respect to (or agree to any of the foregoing) any employment, bonus, severance or retirement contract or other Benefit Plan or other compensation or employee benefits arrangement;

        (o)   fail to maintain its financial books and records in all material respects in accordance with GAAP (or any interpretation thereof) (to the extent the same are required to be so maintained) or make any change to its methods of accounting in effect at December 31, 2013, except as required by a change in GAAP (or any interpretation thereof) or in applicable Law, or make any change, other than in the ordinary course of business consistent with past practice, with respect to accounting policies, unless required by GAAP (or any interpretation thereof) or the SEC;

        (p)   enter into any new line of business;

        (q)   [Reserved];

        (r)   (i) make or rescind any material election relating to Taxes, (ii) file an amendment to any material Tax Return, or (iii) settle or compromise any material federal, state, local or foreign Tax liability, or waive or extend the statute of limitations in respect of such material Taxes, unless and solely to the extent an action described in clause (i), (ii) or (iii) is required by Law;

        (s)   authorize or adopt, or publicly propose, a plan of merger, complete or partial liquidation, consolidation, recapitalization or bankruptcy reorganization;

        (t)    [Reserved];

        (u)   [Reserved];

        (v)   [Reserved]; or

        (w)  authorize or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

        Section 8.2    [Reserved].

        Section 8.3    Certain Assets and Liabilities.    Immediately prior to the Closing, Cole will acquire and assume, pursuant to one or more assignment agreements reasonably acceptable to Purchaser, all assets and liabilities of the Property Owners, whether now existing or hereafter arising, which are not related to the acquisition, ownership, leasing and operation of the Properties, if any, and Cole will pay and perform all such liabilities when due in accordance with their terms.

        Section 8.4    Amendment or Waiver; Seller's Rights and Remedies under the Merger Agreement.    Seller will not consent to any amendment to the Merger Agreement or waive any of Parent's rights or the Company's obligations under, or waive any condition to the consummation of the Merger, if any such amendment or waiver would be materially adverse to the interests of Purchaser. Additionally, upon Purchaser's request to Seller, Seller shall use its commercially reasonably efforts to enforce any rights and remedies (including the exercise of any right to terminate) that Seller may have under the

Merger Agreement as a result of the Company's breach of the Merger Agreement as it relates to the Property Owners or Properties.

        Section 8.5    Existing Credit Agreement Liens.    Seller shall, as promptly as practicable following the Closing, cause any Lien on any Property or any of the Interests pursuant to the Existing Credit Agreement to be discharged.

        Section 8.6    Transition Services.    At the request of Purchaser, Seller shall use commercially reasonable efforts to facilitate the provision of financial reporting and tax reporting transition services by the Company Advisor or the appropriate member of the Company Advisor Group (as required pursuant to the Termination Agreement) to Purchaser with respect to the Property Owners and the Properties.

  SECTION 9.    POST-CLOSING ADJUSTMENTS.

        Section 9.1    Adjustments.    On or before the date that is 180 days after the Closing Date, Purchaser and Seller shall cause to be calculated for each Property Owner adjustments for tenant rents, ad valorem taxes and insurance premiums (consistent with standard real estate transactions) based on the Parties' respective periods of ownership, and Purchaser or Seller, as the case may be and after taking into account any tenant lease obligations therefor, shall make payment of any additional amounts in accordance therewith to such Party entitled thereto.

        Section 9.2    Closing Costs.    Each Party shall pay its own costs and expenses arising in connection with the Closing (including, without limitation, its own attorneys', advisor's and broker's fees, charges and disbursements), except the following costs (the "Closing Costs"), which shall be allocated between the Parties as follows:

        (a)   All documentary transfer, stamp, sales and other Taxes related to the transfer or deemed transfer of any Property (if any) shall be paid one-half (1/2) by Seller and one-half (1/2) by Purchaser;

        (b)   All costs and fees charged by Escrow Agent for the rendering of its services hereunder shall be paid by Seller;

        (c)   The cost of any new title policies or endorsements to any existing title policies with respect to the Properties shall be paid by Purchaser;

        (d)   Any and all fees or other amounts due and payable under any loan documents to which any Property Owner is a party to obtain any consent of the lender required to permit transactions contemplated hereby (including, without limitation, any prepayment premiums and assumption fees) shall be paid by Purchaser; and

        (e)   Any and all amounts or penalties due and payable in connection with the discharge and satisfaction of any Liens (other than the Company Permitted Liens) and the termination of any Company Advisor Related Agreements in accordance with the terms hereof shall be paid by Seller.

        Section 9.3    Cooperation; Record Retention(a) .    Purchaser, the Property Owners and Seller shall cooperate, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request, at such other party's expense) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Purchaser, the Property Owners and Seller agree (i) to retain all books and records with respect to Tax matters pertinent to any Property Owner relating to any taxable period beginning on or before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Purchaser, the Property Owners or Seller, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (ii) to give the other parties reasonable written notice prior to transferring, destroying or discarding any such books and records and, if another party so requests, Purchaser, the Property Owners and Seller, as the case may be, shall allow the other party to take possession of such books and records.

  SECTION 10.    DAMAGE TO OR CONDEMNATION OF PROPERTY.

        Section 10.1    Casualty.    If, prior to the Closing, any Property is materially destroyed or damaged by fire or other casualty, (a) Purchaser shall have no right to terminate this Agreement and there shall be no abatement to the Purchase Price and (b) Seller shall assign to Purchaser at the Closing the rights of Seller to the proceeds, if any, under Seller's insurance policies covering the Property with respect to such damage or destruction and there shall be no other adjustment to the Purchase Price.

        Section 10.2    Condemnation.    If, prior to the Closing, any part of any Property (including access or parking thereto), is taken by eminent domain (or is the subject of a pending taking which has not yet been consummated), (a) Purchaser shall have no right to terminate this Agreement and there shall be no adjustment to the Purchase Price (except to the extent of any condemnation award received by Seller prior to the Closing) and (b) Seller shall assign to Purchaser at the Closing all of Seller's right, title and interest in and to all awards, if any, for the taking, and Purchaser shall be entitled to receive and keep all awards for the taking of the Property or portion thereof.

        Section 10.3    Survival.    The Parties' obligations, if any, under this Section 10 shall survive the Closing.

  SECTION 11.    TERMINATION

        Section 11.1    Termination.    This Agreement shall terminate and shall have no further force or effect on the earliest to occur of (i) such date and time as the Merger Agreement shall be terminated pursuant to Article IX thereof, (ii) the termination of this Agreement by mutual written consent of each of Seller and Purchaser, or (iii) at the election of Purchaser, if any material amendment to, or waiver of Parent's rights or the Company's obligations under, or any waiver of any condition to the consummation of the Merger Agreement that, in any case under this clause (iii), is materially adverse to the interests of Purchaser and is effected without Purchaser's consent.

        Section 11.2    Termination of Merger Agreement.

        (a)   If the Merger Agreement is terminated by Parent under Section 9.1(b)(iii) of the Merger Agreement, Parent shall reimburse Purchaser for all reasonable out-of-pocket expenses (including reasonable attorneys', accountants' and consultants' fees and disbursements) incurred by Purchaser in connection with this Agreement and the transactions contemplated hereby ("Purchaser's Expenses"), up to an aggregate amount of $2,500,000, provided that, if the sum of Parent's Expenses and Purchaser's Expenses exceeds $20,000,000, Parent's obligation to reimburse Purchaser under this Section 11.2 shall not exceed an amount determined by multiplying Purchaser's Expenses by a fraction, the numerator of which is (i) Purchaser's Expenses and the denominator is (ii) the sum of Parent's Expenses plus Purchaser's Expenses.

        (b)   If as a result of the termination of the Merger Agreement, Parent receives the Parent Termination Payment, Parent shall (i) reimburse Purchaser for all Purchaser's Expenses to the extent not previously reimbursed by Parent and (ii) pay Purchaser an amount determined by (1) subtracting Parent's Expenses and Purchaser's Expenses from the Parent Termination Payment and (2) multiplying such difference by a fraction, the numerator of which is the Purchase Price and denominator of which is the Enterprise Value.

  SECTION 12.    MISCELLANEOUS.

        Section 12.1    Remedies and Enforcement.

        (a)   If this Agreement is terminated and the transactions contemplated hereby failed to close (i) as a result of the default or breach of Seller hereunder, Seller shall reimburse Purchaser for Purchaser's Expenses; or (ii) as a result of the default or breach of Purchaser hereunder, Purchaser shall reimburse Seller for (x) Parent's Expenses and (y) any fees and other amounts payable by Parent to the Company as a result of Parent's inability to consummate the Merger or the other Transactions as a result of Purchaser's breach of its obligations under this Agreement. Notwithstanding anything herein to the contrary, no termination of this Agreement shall relieve any Party of any liability or damages resulting from or arising out of any fraud or willful breach.

        (b)   Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.

        (c)   The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Except as set forth in this Section 12.1, including the limitations set forth in Section 12.1(d), it is agreed that prior to the termination of this Agreement, the non-breaching Party shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by any other Party and to specifically enforce the terms and provisions of this Agreement.

        (d)   The Parties' right of specific enforcement is an integral part of the transactions contemplated hereby and each Party hereby waives any objections to the grant of the equitable remedy of specific performance to prevent or restrain breaches of this Agreement by any other Party (including any objection on the basis that there is an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity), and each Party shall be entitled to an injunction or injunctions and to specifically enforce the terms and provisions of this Agreement to prevent or restrain breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such Party under this Agreement all in accordance with the terms of this Section 12.1. In the event any Party seeks an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, such Party shall not be required to provide any bond or other security in connection with such order or injunction all in accordance with the terms of this Section 12.1.

        Section 12.2    Brokers.    Each of the Parties represents to the other Party that, except as disclosed on Schedule 12.2, it dealt with no broker, finder or like agent in connection with this Agreement or the transactions contemplated hereby. Each Party shall indemnify and hold harmless the other Party and its respective legal representatives, heirs, successors and assigns from and against any loss, liability or expense, including reasonable attorneys' fees, charges and disbursements arising out of any claim or claims for commissions or other compensation for bringing about this Agreement or the transactions contemplated hereby made by any other broker, finder or like agent, if such claim or claims are based in whole or in part on dealings with the indemnifying party. The provisions of this Section 12.2 shall survive the Closing.

        Section 12.3    Consents.    If Purchaser or any Property Owner shall incur or suffer any loss, liability or expense, including default interest, reasonable attorneys' fees, charges and disbursements arising out of any default or acceleration of any amounts due under any Indebtedness set forth on Schedule 6.13(a)(vi) as a result of failure to obtain the consents of the lenders thereunder, Seller shall pay or reimburse Purchaser or the Property Owner, as the case may be, for one-half of all such amounts in excess of (a) the amount by which the Purchase Price was reduced under Section 2.3(b) and

(b) the amount of any assumption fee that would have otherwise been payable had consent of the lenders been obtained.

        Section 12.4    Survival of Representations and Warranties; Limitation on Liabilities.

        (a)   Although certain representations and warranties made by Seller in this Agreement are qualified by Company Material Adverse Effect, Seller agrees that for all purposes of this Section 12.4, such representations and warranties will be deemed to have been made on the date of this Agreement and as of the Closing Date as though the phrase "Material Adverse Effect" were substituted for the phrase "Company Material Adverse Effect" each time the phrase "Company Material Adverse Effect" appears, including, without limitation, for the purpose of determining whether there was breach of such representations and warranties and Purchaser's right to recover for any loss, cost or damage resulting therefrom.

        (b)   The representations and warranties in this Agreement or in any schedule hereto shall survive the Closing and shall remain in full force and effect until the date that is twelve (12) months from the Closing Date, provided that (i) the representations and warranties in Section 6.2 shall survive for a period of six (6) years and (ii) the representations and warranties in Section 6.12 shall survive for the full period of all applicable statutes of limitation plus sixty (60) days (each, a "Survival Period").

        (c)   Seller shall be liable to Purchaser for any breach of Seller's representations and warranties set forth in Section 6 provided that Purchaser timely notifies Seller of such breach on or before the end of the applicable Survival Period, and further provided that in no event shall Seller's liability for breach of representations and warranties hereunder exceed in the aggregate an amount equal to five percent (5%) of the Purchase Price ("Seller's Maximum Liability"), and no claim shall be made by Purchaser, and Seller shall not be liable for any such claim, unless and until Purchaser's claims are for an aggregate amount in excess of five-tenths percent (0.5%) of the Purchase Price, in which event Seller's liability respecting any such claim(s) shall be for the entire amount thereof, subject to Seller's Maximum Liability.

        (d)   If a representation or warranty was not true and correct in all respects on the date of this Agreement and as of the Closing Date as though made on or as of such date (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date), Purchaser shall have the right to recover any loss, cost or damage resulting therefrom during the Survival Period from Seller (subject to Seller's Maximum Liability and the other provisions of Section 12.4(c)) and neither the occurrence of the Closing nor Purchaser's knowledge of such inaccuracy, shall limit or constitute a waiver of such right (except that all representations and warranties of Seller set forth herein shall be deemed modified by information or documentation posted by or on behalf of the Company to the virtual data room managed by R.R. Donnelley & Sons Company, as such virtual data room existed as of one (1) Business Day prior to the date hereof, and made accessible to Purchaser, or as otherwise provided in writing to Purchaser prior to the date hereof.)

        (e)   The Parties acknowledge that the representations and warranties related to the Interests, the Property Owners and the Properties made by Seller herein at the signing of this Agreement are based upon the representations and warranties made by the Company in the Merger Agreement and Seller's Knowledge.

        (f)    This Section 12.4 shall not limit any covenant or agreement of the Parties that by its terms contemplated performance after the Closing.

        Section 12.5    Publicity.    The Parties agree that, except as otherwise required by Law or the rules of any national securities exchange upon which the applicable Party's shares are listed for trading or to the extent Purchaser determines, in consultation with legal counsel, that such disclosure is required or appropriate in any prospectus, report or other filing made by Purchaser with the SEC or any stock exchange or in any press release, earnings release or supplemental data related thereto or disclosure by Purchaser to Purchaser's underwriters, prospective underwriters, placement agents and prospective placement agents which are advised of its confidentiality, and except for the exercise of any remedy hereunder, no Party shall, with respect to this Agreement and the transactions contemplated hereby, contact or conduct negotiations with public officials, make any public pronouncements, issue press releases or otherwise furnish information regarding this Agreement or the transactions contemplated hereby to any third party without the consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed.

        Section 12.6    Notices.    (a) Any and all notices, demands, consents, approvals, offers, elections and other communications required or permitted under this Agreement shall be deemed adequately given if in writing and the same shall be delivered either in hand, by telecopier with confirmed receipt, or by mail or Federal Express or similar expedited commercial carrier, addressed to the recipient of the notice, postpaid and registered or certified with return receipt requested (if by mail), or with all freight charges prepaid (if by Federal Express or similar carrier).

        (b)   All notices required or permitted to be sent hereunder shall be deemed to have been given for all purposes of this Agreement upon the date of acknowledged receipt, in the case of a notice by telecopier, and, in all other cases, upon the date of receipt or refusal, except that whenever under this Agreement a notice is either received on a day which is not a Business Day or is required to be delivered on or before a specific day which is not a Business Day, the day of receipt or required delivery shall automatically be extended to the next Business Day.

        (c)   All such notices shall be addressed,

  if to Seller, to:

    Select Income REIT
    Two Newton Place
    255 Washington Street, Suite 300
    Newton, Massachusetts 02458-1632
    Attn: David M. Blackman
    Telecopier No. (617) 928-1305

  with a copy to:

    Skadden, Arps, Slate, Meagher & Flom LLP
    300 South Grand Avenue, 34th Floor
    Los Angeles, California 90071
    Attn: Meryl K. Chae, Esq.
    Telecopier No. (213) 621-5035

  and to:

    Skadden, Arps, Slate, Meagher & Flom LLP
    500 Boylston Street, 23rd Floor
    Boston, Massachusetts 02116
    Attn: Margaret Cohen, Esq.
    Telecopier No. (617) 305-4859

  if to Purchaser, to:

    Senior Housing Properties Trust
    Two Newton Place
    255 Washington Street, Suite 300
    Newton, Massachusetts 02458-1632
    Attn: David J. Hegarty
    Telecopier No. (617) 928-1305

  with a copy to:

    Sullivan & Worcester LLP
    One Post Office Square
    Boston, Massachusetts 02109
    Attn: Nancy S. Grodberg, Esq.
    Telecopier No. (617) 338-2880

  and to:

    Sullivan & Worcester LLP
    One Post Office Square
    Boston, Massachusetts 02109
    Attn: Richard Teller
    Telecopier No. (617) 338-2880

        (d)   By notice given as herein provided, the notice parties and their respective successors and assigns shall have the right from time to time and at any time during the term of this Agreement to change their respective addresses effective upon receipt by the other notice parties of such notice and each shall have the right to specify as its address any other address within the United States of America.

        Section 12.7    Waivers, Etc.    Any waiver of any term or condition of this Agreement, or of the breach of any covenant, representation or warranty contained herein, in any one instance, shall not operate as or be deemed to be or construed as a further or continuing waiver of any other breach of such term, condition, covenant, representation or warranty or any other term, condition, covenant, representation or warranty, nor shall any failure at any time or times to enforce or require performance of any provision hereof operate as a waiver of or affect in any manner such Party's right at a later time to enforce or require performance of such provision or any other provision hereof. This Agreement may not be amended, nor shall any waiver, change, modification, consent or discharge be effected, except by an instrument in writing executed by or on behalf of the Party against whom enforcement of any amendment, waiver, change, modification, consent or discharge is sought.

        Section 12.8    Assignment; Successors and Assigns.    This Agreement and all rights and obligations hereunder shall not be assignable, directly or indirectly, by any Party without the written consent of the other, except that Purchaser may assign this Agreement to any entity wholly owned, directly or indirectly, by Purchaser; provided, however, that, in the event this Agreement shall be assigned to any one or more entities wholly owned, directly or indirectly, by Purchaser, Purchaser named herein shall remain liable for the obligations of the "Purchaser" hereunder. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective legal representatives, successors and permitted assigns. This Agreement is not intended and shall not be construed to create any rights in or to be enforceable in any part by any other Persons.

        Section 12.9    Severability.    If any provision of this Agreement shall be held or deemed to be, or shall in fact be, invalid, inoperative or unenforceable as applied to any particular case in any jurisdiction or jurisdictions, or in all jurisdictions or in all cases, because of the conflict of any provision with any constitution or statute or rule of public policy or for any other reason, such circumstance shall not have the effect of rendering the provision or provisions in question invalid, inoperative or unenforceable in any other jurisdiction or in any other case or circumstance or of rendering any other provision or provisions herein contained invalid, inoperative or unenforceable to the extent that such other provisions are not themselves actually in conflict with such constitution, statute or rule of public policy, but this Agreement shall be reformed and construed in any such jurisdiction or case as if such invalid, inoperative or unenforceable provision had never been contained herein and such provision reformed so that it would be valid, operative and enforceable to the maximum extent permitted in such jurisdiction or in such case.

        Section 12.10    Counterparts, Complete Agreement, Etc.    This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement constitutes the entire agreement of the Parties with respect to the subject matter hereof and shall supersede and take the place of any other instruments purporting to be an agreement of the Parties relating to the subject matter hereof.

        Section 12.11    Performance on Business Days.    In the event the date on which performance or payment of any obligation of a Party required hereunder is other than a Business Day, the time for payment or performance shall automatically be extended to the first Business Day following such date.

        Section 12.12    [Reserved].

        Section 12.13    Time of Essence.    Time shall be of the essence with respect to the performance of each and every covenant and obligation, and the giving of all notices, under this Agreement.

        Section 12.14    Governing Law.    The Laws of the State of Maryland shall govern the validity and construction of this Agreement and all rights and obligations of, and disputes between the Parties arising out of or related to this Agreement or the transactions contemplated by this Agreement, whether in contract, tort or otherwise, without regard to the principles of conflict of laws of the State of Maryland. Subject to Section 12.16, the Parties hereby consent and submit to the exclusive jurisdiction of the state and federal courts in the State of Maryland, the venue of the Circuit Court for Baltimore City and the venue of the U.S. District Court for the District of Maryland, and all actions and proceedings arising out of or relating to this Agreement shall be heard and determined in a state or federal court in the State of Maryland.

        Section 12.15    WAIVER OF JURY TRIAL.    BY EXECUTING THIS AGREEMENT, THE PARTIES KNOWINGLY AND WILLINGLY WAIVE ANY RIGHT THEY HAVE UNDER APPLICABLE LAW TO A TRIAL BY JURY IN ANY DISPUTE ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT OR THE ISSUES RAISED BY THAT DISPUTE.

        Section 12.16    Arbitration.

        (a)   Any disputes, claims or controversies between Seller and Purchaser (i) arising out of or relating to this Agreement (including, without limitation, pursuant to Section 12.1 or Section 12.4) or (ii) brought by or on behalf of any member or shareholder of Seller or Purchaser (which, for purposes of this Section 12.16, shall mean any member or shareholder of record or any beneficial owner of membership interests or shares of Seller or Purchaser, or any former member or shareholder of record or beneficial owner of membership interests or shares of Seller or Purchaser), either on his, her or its own behalf, on behalf of Seller or Purchaser or on behalf of any series or class of membership interests or shares of Seller or Purchaser or members or shareholders of Seller or Purchaser against Seller or Purchaser or any trustee, director, officer, manager (including Reit Management & Research LLC or its successor), agent or employee of Seller or Purchaser, including disputes, claims or controversies relating to the meaning, interpretation, effect, validity, performance or enforcement of this Agreement, including this arbitration agreement, the declaration of trust, partnership agreement, liability company agreement or analogous governing instruments, as applicable, of Purchaser or Seller, or the bylaws of

Purchaser (all of which are referred to as "Disputes"), or relating in any way to such a Dispute or Disputes, shall on the demand of any party to such Dispute be resolved through binding and final arbitration in accordance with the Commercial Arbitration Rules (the "Rules") of the American Arbitration Association ("AAA") then in effect, except as those Rules may be modified in this Section 12.16. For the avoidance of doubt, and not as a limitation, Disputes are intended to include derivative actions against trustees, directors, officers or managers of Seller or Purchaser and class actions by a member or shareholder against those individuals or entities and Seller or Purchaser. For the avoidance of doubt, a Dispute shall include a Dispute made derivatively on behalf of one party against another party.

        (b)   There shall be three (3) arbitrators. If there are only two (2) parties to the Dispute, each party shall select one arbitrator within fifteen (15) days after receipt by respondent of a copy of the demand for arbitration. Such arbitrators may be affiliated or interested persons of such parties. If either party fails to timely select an arbitrator, the other party to the Dispute shall select the second arbitrator who shall be neutral and impartial and shall not be affiliated with or an interested person of either party. If there are more than two (2) parties to the Dispute, all claimants, on the one hand, and all respondents, on the other hand, shall each select, by the vote of a majority of the claimants or the respondents, as the case may be, one (1) arbitrator. Such arbitrators may be affiliated or interested persons of the claimants or the respondents, as the case may be. If either all claimants or all respondents fail to timely select an arbitrator then such arbitrator (who shall be neutral, impartial and unaffiliated with any party) shall be appointed by the AAA. The two (2) arbitrators so appointed shall jointly appoint the third and presiding arbitrator (who shall be neutral, impartial and unaffiliated with any party) within fifteen (15) days of the appointment of the second arbitrator. If the third arbitrator has not been appointed within the time limit specified herein, then the AAA shall provide a list of proposed arbitrators in accordance with the Rules, and the arbitrator shall be appointed by the AAA in accordance with a listing, striking and ranking procedure, with each party having a limited number of strikes, excluding strikes for cause.

        (c)   The place of arbitration shall be Boston, Massachusetts unless otherwise agreed by the parties thereto.

        (d)   There shall be only limited documentary discovery of documents directly related to the issues in dispute, as may be ordered by the arbitrators.

        (e)   In rendering an award or decision (the "Award"), the arbitrators shall be required to follow the Laws of the State of Maryland. Any arbitration proceedings or Award rendered hereunder and the validity, effect and interpretation of this arbitration agreement shall be governed by the Federal Arbitration Act, 9 U.S.C. §1 et seq. The Award shall be in writing and may, but shall not be required to, briefly state the findings of fact and conclusions of law on which it is based.

        (f)    Except as agreed by the parties thereto, each party involved in a Dispute shall bear its own costs and expenses (including attorneys' fees), and the arbitrators shall not render an Award that would include shifting of any such costs or expenses (including attorneys' fees) or, in a derivative case or class action, award any portion of Seller's or Purchaser's Award to the claimant or the claimant's attorneys. Except as agreed by the parties thereto, each party (or, if there are more than two (2) parties to the Dispute, all claimants, on the one hand, and all respondents, on the other hand, respectively) shall bear the costs and expenses of its (or their) selected arbitrator and the parties (or, if there are more than two parties to the Dispute, all claimants, on the one hand, and all respondents, on the other hand) shall equally bear the costs and expenses of the third appointed arbitrator.

        (g)   An Award shall be final and binding upon the parties thereto and shall be the sole and exclusive remedy between such parties relating to the Dispute, including any claims, counterclaims, issues or accounting presented to the arbitrators. Judgment upon the Award may be entered in any court having jurisdiction. To the fullest extent permitted by Law, no application or appeal to any court of competent jurisdiction may be made in connection with any question of law arising in the course of arbitration or with respect to any Award made except for actions relating to enforcement of this agreement to arbitrate or any arbitral Award issued hereunder and except for actions seeking interim or other provisional relief in aid of arbitration proceedings in any court of competent jurisdiction.

        (h)   Any monetary Award shall be made and payable in U.S. dollars free of any Tax, deduction or offset. Each party against which the Award assesses a monetary obligation shall pay that obligation on or before the 30th day following the date of the Award or such other date as the Award may provide.

        (i)    This Section 12.16 is intended to benefit and be enforceable by the shareholders, trustees, directors, officers, managers (including Reit Management & Research LLC or its successor), agents or employees of any Party and the Parties and shall be binding on the members and shareholders of any Party and the Parties, as applicable, and shall be in addition to, and not in substitution for, any other rights to indemnification or contribution that such individuals or entities may have by contract or otherwise.

        Section 12.17    Recording.    This Agreement may not be recorded without the prior written consent of the Parties.

        Section 12.18    Non-liability of Trustees of Purchaser.    The Amended and Restated Declaration of Trust establishing Senior Housing Properties Trust, dated September 20, 1999, as amended and supplemented, as filed with the State Department Of Assessments and Taxation of Maryland, provides that no trustee, officer, shareholder, employee or agent of Purchaser shall be held to any personal liability, jointly or severally, for any obligation of, or claim against, Senior Housing Properties Trust. All Persons dealing with Senior Housing Properties Trust in any way shall look only to the assets of Senior Housing Properties Trust for the payment of any sum or the performance of any obligation.

        Section 12.19    Waiver and Further Assurances.    Purchaser hereby acknowledges that it is a sophisticated purchaser of real property and that it is aware of all disclosures Seller is or may be required to provide to Purchaser in connection with the transactions contemplated hereby pursuant to any Law, rule or regulation (including those of Maryland and those of the state in which any Property is located). Purchaser hereby acknowledges that, prior to the execution of this Agreement, Purchaser has had access to all information necessary to acquire the Property Owners and Purchaser acknowledges that Seller has fully and completely fulfilled any and all disclosure obligations with respect thereto. Except as expressly required hereby, Purchaser hereby fully and completely discharges Seller from any further disclosure obligations whatsoever relating to any Property Owner or Property. In addition to the actions recited herein and contemplated to be performed, executed, and/or delivered by Seller and Purchaser, Seller and Purchaser agree to perform, execute and/or deliver or cause to be performed, executed and/or delivered at the Closing or after the Closing any and all such further acts, instruments, deeds and assurances as may be reasonably required to establish, confirm or otherwise evidence Seller's satisfaction of any disclosure obligations or to otherwise consummate the transactions contemplated hereby.

[Signature page follows.]

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

SELLER:
SC MERGER SUB LLC
By:	/s/ DAVID M. BLACKMAN
Name:	David M. Blackman
Its:	President
PURCHASER:
SENIOR HOUSING PROPERTIES TRUST
By:	/s/ DAVID J. HEGARTY
Name:	David J. Hegarty
Its:	President and Chief Operating Officer

SELECT INCOME REIT in consideration of the obligations of Seller and Purchaser under the within Agreement, joins to evidence its agreement to be bound by the terms of Section 11.2
By:	/s/ DAVID M. BLACKMAN
Name:	David M. Blackman
Its:	President and Chief Operating Officer

ACKNOWLEDGED AND AGREED TO BY:
ESCROW AGENT:
[ESCROW AGENT]
By:
Name:
Its:

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  Exhibit 2.2
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PURCHASE AND SALE AGREEMENT